EXHIBIT 10.30

                             SETTLEMENT AND RELEASE

      SETTLEMENT AND RELEASE dated January 13, 1998 made by JOHN J. PETILLO in favor of CAREADVANTAGE, INC., a Delaware corporation (the "Company"), and each of its affiliates and subsidiaries, which, directly or indirectly, is controlling of, is controlled by, or under common control with, the Company or any such person (the "Affiliates") as well as the Releasees (as such term is hereinafter defined).

      FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Petillo, for himself and each of his heirs, executors, administrators, successors and assigns (collectively, the "Releasors"), hereby waives, releases, discharges and holds harmless the Company and each of the Affiliates and any officers, directors, shareholders, partners, employees, agents, attorneys, advisors, representatives and trustees of each of the Company and each Affiliate, past, present and future, and the heirs, executors, administrators, legal representatives, predecessors, successors and assigns of each of the foregoing (collectively, the "Releasees"), of and from any and all claims, actions, causes of actions, suits, debts, demands, damages, judgments, executions, costs, expenses, liabilities, duties, sums of money, bills, accounts, reckonings, bonds, securities, rights, indemnities, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, losses, exposures and obligations of any kind whatsoever, whether known or unknown, whether in law or equity (collectively, the "Claims"), that the Releasors have had, may have now, or may have in the future, by reason of any matter or cause whatsoever, against the Releasees, which the Releasors have had, may have now or may have against the Releasees, which in any way relate to any agreement or contract entered into by any of the Releasors with any of the Releasees or in which in any way relate from the date Petillo commenced employment at the Company, or entered into any other association, relationship or dealing with, the Releasors, to the date hereof, or which relate to or arise out of any grant or purported grant of options or other interests in the Company's securities by the Releasees, including, without limitation, any Claims the Releasors had, now have or may have against the Releasees which arise out of, including, without limitation, any amendments thereto: (i) resolutions adopted by the Board of Directors of the Company by unanimous written consent dated January 5, 1995; (ii) the Nonqualified Stock Option Agreement dated December 14, 1994 by and between the Company and Petillo; and (iii) the Registration Rights Agreement dated as of December 14, 1994 by and between the Company and Petillo.

      Petillo acknowledges that he has had the opportunity to ask questions of and receive answers from officers of the Company regarding the Company and has had access to any and all materials and information pertaining to the Company.

      IN WITNESS WHEREOF, Petillo has signed this Settlement and Release as of the date first above written.

                                                 /s/ John J. Petillo
                                                 -------------------------------
                                                     John J. Petillo

                                 ACKNOWLEDGEMENT

State of New Jersey       )
                          )
County of Essex           )

      On this13th day of January, 1998 personally appeared before me, a Notary Public, in and for the above-mentioned county, John J. Petillo, to me known and to me to be the person who executed the foregoing document and who acknowledged to me that he executed the same on behalf of himself.

                                                 /s/ Catherine E. Hall
                                                 -------------------------------
                                                     Notary Public